Exhibit 99.1

Repros Therapeutics Inc. Provides Update on Proellex

THE WOODLANDS, Texas – September 29, 2009 – Repros Therapeutics (NasdaqGM:RPRX) today announced that the Company has received further clarification from the Food and Drug Administration (FDA) on the Full Clinical Hold status of Proellex.

As announced in early August 2009, and after voluntarily suspending dosing of all patients in its clinical trials, the Company received verbal notice from FDA that the Company’s Investigational New Drug Applications (INDs) for Proellex had been placed on clinical hold for safety reasons, due to the observation of increased liver enzymes in a number of patients treated with Proellex.

Following this verbal notice, written notice was received from FDA which outlined the specific clinical deficiency and the information that would be needed from the Company to resolve the Full Clinical Hold. Further clarification on this matter was received during a teleconference with FDA’s Division of Reproductive and Urologic Products on September 23, 2009.

Clinical Hold Deficiency

FDA’s letter outlined the type of information Repros needs to provide, at a minimum, to resolve the Full Clinical Hold:
•	Follow-up information from all subjects treated with Proellex who exhibited any laboratory changes indicative of liver injury, and whether these liver enzyme elevations have resolved or stabilized.
•	Pharmacokinetic analyses to try and identify a serum concentration of Proellex below which there was no increase in liver enzymes.
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Any information regarding the likely mechanism(s) for the Proellex-induced liver toxicity and processes/steps that will be implemented to minimize the risk of liver toxicity if the Full Clinical Hold is removed.

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After the aforementioned points have been satisfactorily addressed, the Company may propose a dosing regimen to investigate the efficacy of Proellex, which will provide a sufficient margin of safety below the serum drug concentrations that were associated with liver toxicity.

Furthermore, it is important to note that FDA, opined in the letter that they doubted whether the Company would be able to identify a dosing regimen for Proellex that will be both effective for any of the intended indications and free of an unacceptable risk of serious liver toxicity based on available information, which includes a small number of mild liver enzyme elevations of  < 1.6xULN (times Upper Limit of Normal) at the 12.5 mg dose.

During the September 23, 2009 meeting with FDA, the Company provided an update on the incidence of liver enzyme elevations, including subjects with confirmed liver injury, as defined by liver transaminase elevations >3xULN. Discussions with FDA also focused on the potential types of pharmacokinetic analyses that could be performed with the objective of trying to identify a lower dose going forward that would provide an adequate safety margin versus doses that have exhibited signs of liver toxicity. An appropriate low dose would still be required to show efficacy in the treatment of uterine fibroids and/or endometriosis to support an overall positive benefit/risk profile for Proellex. The Company believes a relatively small study of limited duration could serve as proof of concept to identify a lower, safe dose, as well as provide guidance for efficacy at such a dose.

However, should the Company be allowed by FDA to commence such a new development program, the scope and magnitude would require significant investment in time and resources beyond Repros’ current abilities. The Company believes licensing the Proellex opportunity represents the greatest shareholder benefit going forward.

Furthermore, due to the limited resources of Repros and its inability to continue pursuit of oncology applications for Proellex at this time, Dr. Stephen Howell, member of the Company’s Board of Directors and acting Medical Director for Oncology, resigned from his position on the Board as well as his consultancy.

Patients with Elevated Liver Enzymes

As announced in our press release of August 3, 2009, there were 5 subjects as of July 27, 2009 who still showed elevated enzymes, one of whom was referred to a liver specialty clinic for evaluation and put on oral medication for treatment of her liver condition. The Company is pleased to report that liver enzyme elevations in this patient have resolved.

Based on available study databases, the following liver enzyme elevations have been observed to date:
•	14 cases of liver injury (defined as a clinically significant elevation of liver enzymes >3xULN):
o	Twelve of the cases occurred on 50 mg; 2 on 25 mg of Proellex.
o	Seven cases (6 on 50 mg; 1 on 25 mg) qualified as serious adverse events, based on meeting FDA criteria for stopping treatment due to liver enzyme increases.
o	Two cases (both on 50 mg) also had laboratory findings that fulfilled Hy’s Law criteria.
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An additional 32 cases of elevated liver enzymes which did not exceed 3xULN, including cases on placebo, active control medication, and different doses of Proellex, including 4 confirmed cases amongst subjects receiving 12.5 mg of Proellex.

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As of the end of August, 2009, three patients still had liver enzymes > 1xULN but < 3xULN. However, these patients have a downward trend in their liver enzymes suggesting a favorable future outcome, and are being followed through monthly monitoring until complete resolution.

About Repros Therapeutics

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to successfully defend itself against the class action complaint, maintain its listing on any Nasdaq trading market and raise needed additional capital in the immediate future in order for it to continue its operations on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the release of data in Repros’ clinical trials and the results and success of such trials, the possibility that final data may not be consistent with interim data, the eventual outcome of the recent discussions and correspondence with the FDA regarding the Proellex clinical trials currently on clinical hold, whether clinical trials of Proellex® may be resumed, whether any safe and effective dose for Proellex can be determined, whether the NIH license for Proellex can be maintained, whether a clear clinical path for Androxal can be realized, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

Contact:	Mr. Joseph Podolski	Dr. Paul Lammers
	Chief Executive Officer	President
	(281) 719-3447	(281) 719-3402